Exhibit 99.1

Special Committee Concludes Review of
Non-Binding Proposal from Carlson Capital

Dallas, TX, January 5, 2022 – SWK Holdings Corporation (Nasdaq: SWKH) (the “Company” or “SWK”) today announced that the special committee of the Company’s board of directors (the “Special Committee”) has concluded its investigation of the non-binding proposal received from funds managed by Carlson Capital, L.P. (“Carlson Capital”) to acquire all shares of SWK not already owned by Carlson Capital.

In connection with its review and consideration of Carlson Capital’s proposal, the Special Committee and its advisors entered into discussions with Carlson Capital and its advisors pursuant to which the Special Committee provided feedback to and exchanged counterproposals with Carlson Capital. As a result of these discussions, the Special Committee concluded that it would not be able to reach an agreement with Carlson Capital with respect to Carlson Capital’s latest $20.20 per share proposal based on other economic and non-economic terms and the Special Committee determined that it would dissolve.

The Company remains committed to focusing on and growing SWK’s core specialty finance business, consistent with the Company’s press release issued on November 1, 2021.

About SWK Holdings:

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include statements regarding Carlson Capital’s proposal. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)

+1 212.375.2664

mmcenroe@tiberend.com